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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2007

OPTIMER PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33291 (Commission File Number)	33-0830300 (IRS Employer Identification No.)

10110 Sorrento Valley Road, Suite C
San Diego, CA 92121
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (858) 909-0736

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2007, the Board of Directors of Optimer Pharmaceuticals, Inc. (the "Company"), approved a compensation structure for non-employee directors, effective October 1, 2007. Directors who are employees of the Company do not receive additional compensation for board service. The following table sets forth the compensation payable to non-employee directors.

Annual Retainer	$20,000 per year, paid quarterly in arrears.
Committee Participation Retainer	$5,000 per year, paid quarterly in arrears, for each director who serves on at least one committee.
Annual Stock Option Grant	A stock option to purchase 5,000 shares of common stock, vesting in equal monthly installments over 12 months. The option will be granted in December of each year to each director serving on the Board of Directors at that time.

Furthermore, on September 12, 2007 the Board of Directors amended the Company's Employee Stock Purchase Plan to increase the maximum number of shares of the Company's common stock that a Plan participant may purchase under the Plan from 1,000 to 2,500 for offering periods beginning on or after November 16, 2007. A copy of the Company's Employee Stock Purchase Plan, as amended, is filed herewith as exhibit 10.1.

Item 5.03    Amendments to Article of Incorporation or Bylaws; Annual Shareholders' Meeting.

On September 12, 2007 the Board of Directors also amended Section 2.2 of the Company's bylaws to clarify that the bylaws do not require the Company to hold an annual meeting during the 2007 fiscal year. A copy of the Company's bylaws, as amended, is filed herewith as exhibit 3.1.

Item 9.01    Financial Statements and Exhibits.

(d)
Exhibits:

Exhibit No.	Description
3.1	Bylaws of Optimer Pharmaceuticals, Inc., as amended.
10.1	Employee Stock Purchase Plan of Optimer Pharmaceuticals, Inc., as amended.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.
Dated: September 18, 2007	By:	/s/ JOHN D. PRUNTY John D. Prunty Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)

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SIGNATURES